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                                                                      EXHIBIT 21

                              List of Subsidiaries

         The Company has the following two wholly-owned subsidiaries, which were incorporated for purposes of proposed acquisitions in 1995 in connection with the Company's now discontinued acquisition program. Both of these subsidiaries are inactive and neither has conducted any business nor holds any assets.

Subsidiary                                           State of Incorporation
----------                                           ----------------------

VJ Merger Corp.                                      Delaware

JD Merger Corp.                                      California